UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Centrella, Roy R
   5241 Spring Mountain Road
   Las Vegas, NV  89140
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   07/16/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |6056                  |D               |                                               |
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Common Stock                               |3035                  |I               |401(k)                                         |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|07/18/200|07/10/201|Common Stock           |2000     |$17.9375  |D            |                           |
ight to buy)            |0        |0        |                       |         |          |             |                           |
           (1)          |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|07/17/200|07/16/201|Common Stock           |5000     |$23.36    |D            |                           |
ight to buy)            |1        |1        |                       |         |          |             |                           |
           (2)          |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|07/16/200|07/15/201|Common Stock           |5000     |$21.74    |D            |                           |
ight to buy)            |2        |2        |                       |         |          |             |                           |
           (3)          |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in three annual installments of 800 shares in 2001, 600 shares in 2002, and 600 shares in 2003, beginning July 18, 2001.
(2) The option vests in three annual installments of 2000 shares in 2002, 1500 shares in 2003, and 1500 shares in 2004, beginning July 17, 2002.
(3) The option vests in three annual installments of 2000 shares in 2003, 1500 shares in 2004, and 1500 shares in 2005, beginning July 16, 2003.
SIGNATURE OF REPORTING PERSON
Roy R. Centrella by Faye J. Ringler, Attorney in fact
DATE
07/24/2002